Exhibit 99.1

AT VITAL IMAGES:	AT PADILLA SPEER BEARDSLEY:
Gregory S. Furness	Nancy A. Johnson, (612) 455-1745
Chief Financial Officer	Marian Briggs, (612) 455-1742
(763) 852-4100	njohnson@psbpr.com/mbriggs@psbpr.com
www.vitalimages.com

FOR IMMEDIATE RELEASE

VITAL IMAGES ANNOUNCES RECORD

REVENUE IN THIRD QUARTER

Company Reports Earnings of $0.05 per Diluted Share, Ahead of Expectations;

Raises Full-Year Earnings Guidance

Minneapolis, November 4, 2004—Vital Images, Inc. (NASDAQ: VTAL), a leading provider of advanced medical imaging software, today announced record total revenue for the third quarter ended September 30, 2004, of $9.2 million, a 27 percent increase over $7.2 million in the same period of 2003.  For the 2004 third quarter, the company reported net income of $657,000, or $0.05 per diluted share, which includes $312,000 in amortization of intangible assets that were purchased earlier this year in the HInnovation acquisition.  The Thomson First Call consensus estimate for the 2004 third quarter was $0.01 per diluted share.  Year-ago net income was $6.8 million, or $0.53 per diluted share, which included a net tax benefit of $5.9 million, or $0.46 per diluted share, related to the reversal of the company’s deferred tax assets allowance.  Without this reversal, last year’s third-quarter net income would have been $920,000, or $0.07 per share.

“At the top of our priority list this year is to demonstrate to the marketplace the advantages of using Vital Images’ advanced visualization software widely across the healthcare enterprise,” said Jay D. Miller, Vital Images president and chief executive officer.  “We made strong progress on this initiative in the third quarter ─ and in conjunction with market share growth in the scanner market and significantly increased maintenance and services revenue growth, posted earnings that surpassed our guidance.”

License revenue hit a record $6.2 million, driven by strong performance in the CT scanner market and customer interest in the company’s software options.  Sales through Toshiba Medical Systems Corporation, Vital Images’ distribution partner in the CT scanner market, were strong. Non-Toshiba business in the CT scanner market also contributed significantly to the gains.  Through the end of the 2004 third quarter, Vital Images had shipped a cumulative total of over 1,700 software licenses.

Third-quarter 2004 revenue through Toshiba rose to $5.0 million, or 54 percent of total revenue, compared to $4.1 million, or 57 percent of total revenue, in the year-ago quarter.  For the first nine months of the current year, Toshiba-related sales increased to $14.1 million, or 56 percent of total revenue, compared to $9.8 million, or 45 percent of total revenue, for the same period in 2003.  Under this agreement, Toshiba offers Vital Images’ Vitrea® 2 software to its CT scanner customers through subsidiaries and distributors in the United States and more than 50 countries worldwide.

(more)

In the just-completed quarter, software options sales, a component of license fees revenue, grew 67 percent over the year-ago quarter and represented 69 percent of Vital Images’ total software revenue.  Three products – CT cardiac, CT vessel probe and InnerviewGI™ – again led options sales.  These options address the growing interest among physicians and patients for less invasive tools to assist in detecting cardiovascular disease and pre-cancerous colon polyps.

The third-quarter gross margin rose to $6.6 million versus $5.5 million in the same quarter last year.  The gross margin rate for the 2004 third quarter was 72 percent versus 75 percent in the same quarter last year.  As expected, the gross margin rate for the third quarter of 2004 was lower than the same period in 2003 due to the amortization of intangible assets related to the HInnovation acquisition and the cost of third-party products sold by Vital Images, principally the lung visualization option from R2 Technology, Inc. and the Fusion 7D™ option from Mirada Solutions, a subsidiary of CTI Molecular Imaging.

The company’s operating expenses for the 2004 third quarter rose at a rate below the overall sales growth rate.  Total operating expenses for the quarter increased 23 percent over the 2003 third quarter.  Sales and marketing expenses rose to $2.9 million, a 25 percent increase over the year-ago period.  Research and development expenses grew to $1.5 million, up 18 percent from the same quarter last year.  General and administrative (G&A) expenses rose to $1.2 million for the 2004 third quarter, a 27 percent increase over the same period last year.  The largest factor in the higher G&A expense increase was the cost of compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002.

For the first nine months of 2004, revenue grew 16 percent to $24.9 million from $21.6 million for the same period last year.  Year-to-date, Vital Images reported a net loss of $641,000, or $0.06 per share, which includes amortization of $802,000 and a write-off of in-process research and development of $1.0 million, both non-cash charges, related to the HInnovation acquisition.  For the first nine months of 2003, net income was $8.1 million, or $0.70 per diluted share.  Without the reversal of the deferred tax assets valuation allowance noted above, net income would have been $2.2 million, or $0.19 per diluted share, in the year-ago nine months.

As of September 30, 2004, the company had cash, cash equivalents and marketable securities totaling $31.2 million versus $30.0 million as of June 30, 2004.  Of the $1.2 million increase in cash, cash equivalents and marketable securities for the 2004 third quarter, $1.1 million was due to positive cash flow from operations.

For the fourth consecutive year, Vital Images was included in the Deloitte Technology Fast 50 list for Minnesota, a ranking of the 50 fastest-growing technology companies in the state. This year, the company ranked 17th on the list, which is based on annual revenue growth over the last five years.

Expanding Market Opportunities by Broadening Access

Vital Images began shipping ViTALConnect™, the company’s first Web-enabled product, in July.  ViTALConnect allows physicians to use PCs or notebook computers to access advanced visualization from a server at any time. With ViTALConnect, users can process, analyze, review and distribute multi-dimensional medical images securely over the Internet. A collaboration mode within ViTALConnect lets multiple physicians in different locations confer while interacting with the same images in real time.

Due to the early-stage nature of ViTALConnect, the company delayed revenue recognition on several 2004 third-quarter orders that contained ViTALConnect software.  Under Vital Images’ revenue recognition policy, the company normally recognizes revenue on software and hardware when it is shipped to the customer.  For orders containing ViTALConnect software, the company is delaying revenue recognition until it gains sufficient market acceptance data for this new product to allow the company to recognize revenue as orders are shipped to the customer.  As a result, Vital Images recognized less revenue in the 2004 third quarter and will also recognize less revenue in the 2004 fourth quarter than it previously expected from ViTALConnect sales.  The company believes that it will be able to recognize revenue on ViTALConnect software orders upon shipment by the end of the first quarter of 2005.

Vital Images has also identified opportunities in the PACS (picture archiving and communications systems) market, which is growing by as much as 30 percent annually.  The company has signed distribution agreements with two PACS providers:  McKesson Information Solutions and Sectra AB.  PACS enable hospitals and clinics to acquire, distribute and archive medical images and diagnostic reports, eliminating the need for film and improving productivity.

Miller noted, “Increasingly, radiologists and other physicians rely on advanced visualization capabilities, and they are demanding more and more access outside the radiology department.   We see a strong market for the best-in-class performance of Vitrea and the best-in-class access of ViTALConnect, and we anticipate PACS-related Vitrea and ViTALConnect sales will build in the coming year and beyond.  We have closed a number of Vitrea deals with McKesson, and McKesson and Sectra are generating a steady stream of leads.  Although enterprise-wide PACS sales often have a longer sales cycle, PACS installations ultimately reach and benefit more physicians in an organization.  Physicians who have seen Vitrea and ViTALConnect integrated into their PACS are very excited about the possibilities.”

Advancing High-Performance Visualization Capabilities

During the third quarter of 2004, Vital Images announced several developments regarding Vitrea® 2, its flagship software:

•                  Recently, the company signed a non-exclusive agreement with iCAD, Inc., a leading computer-aided detection (CAD) software company, to integrate a CT colon CAD application into Vitrea 2.  Under this agreement, Vital Images will distribute the new CAD option after it has been approved by the Food and Drug Administration.  Computer-aided detection is a software technology designed to identify suspicious areas during CT screening exams, and this new CAD capability is intended to assist physicians in finding cancerous and pre-cancerous colon polyps.

•                  In August, Vital Images announced a new licensing agreement with E-Z-EM, Inc., a leader in conventional colonoscopy contrast agents and disposables, and a Vital Images partner since 2001.  Under the revised agreement, E-Z-EM is marketing Vital Images’ CT colon option under the brand name InnerviewGI to its customer base and referring all sales leads to Vital Images.  E-Z-EM continues to develop virtual colonoscopy-specific bowel preparation regimens and support physician education seminars dedicated to virtual colonoscopy.  E-Z-EM will receive a royalty from future sales of InnerviewGI and will continue to share product development costs with Vital Images.

•                  Vital Images began shipping Vitrea 2, Version 3.5, in mid-July.  The new release includes the Fusion 7D Option, and Softread, an enhancement to Vital Images’ floating license capability.  Fusion 7D allows users to combine images created in different scanning modalities to form a single image with richer diagnostic information.  Fusion software is especially helpful in diagnosing many cancers.  The Softread tool, designed for cases requiring less advanced visualization, lets users read and diagnose in the traditional 2D mode, from multiple modalities, with Vitrea’s familiar easy-to–use features.

2004 Outlook

For the full 2004 year, Vital Images continues to expect annual revenue growth of 25 percent to 35 percent over 2003 revenue of $26.8 million.  Based on its better-than-expected results for the third quarter of 2004, the company now anticipates an estimated net loss of less than $400,000, or $0.03 per share, which includes $2.1 million in non-cash charges from the HInnovation acquisition.  Earlier 2004 guidance was for a net loss of less than $900,000, or $0.08 per share.  Net income in 2003 was $8.1 million, or $0.69 per diluted share, which included net tax benefits of $6.5 million, or $0.55 per diluted share.  The company expects positive cash flow from operations in 2004.

Specifically for the fourth quarter, the company anticipates revenue of $9.5 million to $10.5 million, with net income expected to range from $0.02 to $0.04 per diluted share.  Due to the delay in revenue recognition from sales of ViTALConnect discussed above, management now anticipates that approximately 5 percent to 10 percent of 2004 fourth-quarter revenue will come from the PACS distribution agreements and ViTALConnect sales, most of which is expected to be from the PACS distribution agreements.  Earlier guidance was for 5 percent to 10 percent of total 2004 revenue.  In the 2003 fourth quarter, Vital Images reported revenue of $5.2 million and net income of $7,000, or $0.00 per diluted share, which included a net tax benefit of $727,000, or $0.06 per diluted share.

Miller noted, “Our high-performance software and emerging PACS and Web-enabled initiatives are expanding our market reach.  Vitrea is gaining market share in the CT market space through both direct sales and our distribution agreement with Toshiba. Our installed base of more than 1,700 licenses is eager for innovative options and expanded maintenance contracts.  All of this positions us nicely for the 2004 fourth quarter, 2005 and beyond.”

Conference Call and Webcast

Vital Images will host a live Webcast of its third-quarter earnings conference call today, Thursday, November 4, 2004, at 10:30 a.m. CT.  To access this Webcast, go to the investors’ portion of the company’s Web site, www.vitalimages.com, and click on the Webcast icon.  The Webcast replay will be available beginning at 12:30 p.m. CT, Thursday, November 4, 2004.

If you wish to listen to an audio replay of the conference call, dial (800) 405-2236 and enter conference call ID #11012151.  The audio replay will be available beginning at 12:30 p.m. CT on Thursday, November 4, 2004, through 5:00 p.m. CT on Thursday, November 11, 2004.

About Vitrea 2

Vitrea 2 is the company’s advanced medical imaging software for diagnostic evaluation of computed tomography (CT) and magnetic resonance (MR) image data. Vitrea 2 features real-time navigation of 3D volume data, permitting the user to create two- and three-dimensional views of human anatomy and to interactively navigate within these images to better visualize and understand internal structures and disease conditions. In addition, Vitrea 2 utilizes an intuitive clinical workflow and automatic settings to improve speed and simplicity over other visualization techniques.

About ViTALConnect

VitalConnect is a Web-enabled medical diagnostic tool that allows physicians to use PCs or notebook computers to access interactive 2D, 3D and 4D advanced visualization. Building on Vital Images’ knowledge and understanding of advanced diagnostic workflow, ViTALConnect offers users the access that is critical in today’s hospital enterprise. ViTALConnect enables users to make quick diagnostic decisions, review studies and perform advanced analysis from anywhere at anytime. Also a communication tool, ViTALConnect includes collaboration capabilities that enable multiple physicians in different locations to confer while interacting with the same data in real- time.

About Vital Images

Vital Images is a leading provider of 3D imaging software for use in disease screening applications, clinical diagnosis and therapy planning. The company’s technology utilizes high-speed volume visualization and analysis, as well as network communications based on DICOM and Internet protocols. Vital Images cost effectively brings 3D visualization and analysis into the day-to-day practice of medicine. Press releases, examples of 3D medical imaging and other corporate information are available on Vital Images’ Web site at www.vitalimages.com.

Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties which could cause results to differ materially from those projected, including dependence on market growth, the timely availability and acceptance of new products, the impact of competitive products and pricing, dependence on major customers, fluctuations in quarterly results, third-party reimbursement, the availability of capital and other risks detailed from time to time in Vital Images’ SEC reports, including its most recent report on Form 10-K for the year ended December 31, 2003 and its most recent Form 10-Q for the quarter ended June 30, 2004.

Vitrea® is a registered trademark and ViTALConnect™ is a trademark of Vital Images, Inc.

Vital Images disclaims any proprietary interest in the marks and names of others.

Vital Images, Inc.

Statements of Operations

(Unaudited)

(In thousands, except per share data)

	For the Three Months Ended Sept. 30,		For the Nine Months Ended Sept. 30,
	2004	2003	2004	2003
Revenue:
License fees	6,205	$5,259	16,918	$15,237
Maintenance and services	2,422	1,638	6,524	4,689
Hardware	580	346	1,502	1,638
Total revenue	9,207	7,243	24,944	21,564

Cost of revenue:
License fees	1,050	605	3,038	1,507
Maintenance and services	1,196	913	3,396	2,822
Hardware	359	259	1,069	1,097
Total cost of revenue	2,605	1,777	7,503	5,426

Gross margin	6,602	5,466	17,441	16,138

Operating expenses:
Sales and marketing	2,861	2,293	8,360	6,867
Research and development	1,541	1,311	5,699	4,005
General and administrative	1,230	967	4,041	3,067
Total operating expenses	5,632	4,571	18,100	13,939

Operating income (loss)	970	895	(659)	2,199
Interest income, net	97	70	238	146

Income (loss) before income taxes	1,067	965	(421)	2,345
Provision (benefit) for income taxes	410	(5,840)	220	(5,780)

Net income (loss)	657	$6,805	(641)	$8,125

Net income (loss) per share - basic	$0.06	$0.62	$(0.06)	$0.82

Net income (loss) per share - diluted	$0.05	$0.53	$(0.06)	$0.70

Shares used in per share calculations:
Basic	11,697	10,955	11,564	9,876

Diluted	12,483	12,767	11,564	11,573

Vital Images, Inc.

Balance Sheets

(In thousands)

	Sept. 30, 2004	Dec. 31, 2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$13,999	$30,112
Marketable securities	17,194	4,079
Accounts receivable, net	7,690	4,982
Deferred tax assets	275	275
Prepaid expenses and other current assets	1,222	672
Total current assets	40,380	40,120
Property and equipment, net	2,756	3,043
Deferred tax assets	7,762	9,500
Licensed technology, net	360	450
Intangible assets, net	6,098	—
Goodwill	6,940	—
Other assets	—	144

TOTAL ASSETS	$64,296	$53,257

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,240	$1,485
Accrued payroll	2,043	1,348
Deferred revenue	8,720	5,055
Accrued royalties	681	556
Other current liabilities	312	285
Total current liabilities	12,996	8,729

Deferred revenue	133	265
Total liabilities	13,129	8,994

Shareholders’ equity:
Common stock	117	111
Additional paid-in capital	63,676	56,109
Accumulated other comprehensive loss	(28)	—
Accumulated deficit	(12,598)	(11,957)
Total shareholders’ equity	51,167	44,263

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$64,296	$53,257